Exhibit (a)(1)(J) CONFIDENTIAL | NOT FOR REDISTRIBUTION TCW Private Credit TCW Direct Lending VIII LLC (DL VIII) Discussion regarding Split-Off Transaction and formation of TCW Specialty Lending LLC (the “Perpetual BDC”) January 2026 CONFIDENTIAL – FOR INFORMATION PURPOSES ONLY | THIS MUST BE READ IN CONJUNCTION WITH IMPORTANT DISCLOSURES AT THE BEGINNING OF THIS PRESENTATION

Important Information Note to Recipients This investor presentation (the “Presentation”) relates to a proposed exchange offer (the “Exchange Offer”) by TCW Direct Lending VIII LLC (“DL VIII”) and TCW Specialty Lending LLC (the “Perpetual Fund”) pursuant to which holders of units of DL VIII would have the option to exchange such units for units of the Perpetual Fund (“Perpetual Fund Units”). The information contained in this Presentation regarding the Exchange Offer is provided for informational purposes only, is summary in nature, does not purport to be complete and is subject to change. The Presentation is confidential and solely for the use of the persons to whom it has been provided by DL VIII for the purpose of considering the Exchange Offer. No other person has been authorized to provide you with information relating to the Exchange Offer. Additional Information and Where to Find It DL VIII expects to file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission with respect to the Exchange Offer. An offer to exchange, letter of transmittal, form of subscription agreement and other definitive documentation with respect to the Perpetual Fund Units to be issued in the Exchange Offer (as amended or supplemented from time to time, collectively, the “Offer to Exchange”) are expected to be distributed to DL VIII unitholders. SECURITY HOLDERS OF DL VIII ARE URGED TO READ CAREFULLY THE OFFER TO EXCHANGE REGARDING THE EXCHANGE OFFER IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) OR ANY DOCUMENTS WHICH ARE INCLUDED WITH OR INCORPORATED BY REFERENCE THEREIN, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER.

DL VIII Split-Off Transaction DL VIII History and Overview • DL VIII Background and History – Initial closing held in January 2022; $1.275 billion in investor commitments at final closing – Structured as a private business development company (“BDC”) with a 4-year commitment period (January 2022 to January 2026) plus a 3-year unwind and 2 one-year extensions – Target leverage of 0.7x-0.8x – As of September 30, 2025, DL VIII made $1.8 billion in investment commitments with 43 borrowers – The commitment period will conclude on February 1, 2026 • DL VIII Current Update – Current fees consist of 1.25% management fee on deployed (inclusive of leverage) with a 15% performance fee and an 8% hurdle, full catch-up – Key portfolio statistics and background as of 9/30/25 • Weighted average mark of 97.8% • Gross IRR of 18.2% and net IRR of 13.2% • Distributions-to-paid in Capital of 0.27x and MOIC of 1.22x • Investments valued at cost – $1.3 billion • Net asset value (investor equity) – $847.1 million (approximately 66.5% of original capital commitment) • Leverage profile of 0.57x ($485.7 million of debt) – Capital Summary as of December 31, 2025 • Total Called Capital - $891 million (69.9% of commitment capital) • Total Callable and Recallable Capital - $390 million – Callable Capital - $384 million (remaining 30.1% of original commitment) – Recallable Capital - $6 million (from previous returns of investor capital) FOR DISCUSSION PURPOSES ONLY 3

DL VIII Split-Off Transaction Opportunity for DL VIII Investors • Investors in the Private Credit market have increasingly embraced semi-liquid perpetual Registered Investment Company (“RIC”) structures such as BDCs and Interval Funds for the following reasons: – Opportunity to invest capital with an SMA-like experience (improved MOIC via recycling) – Perpetual structures avoid the higher expense ratios for investors during the ramp-up and wind-down of closed-end funds and allow for optimal leverage to be maintained over the life of the investment vehicle improving returns – RIC structures are very tax efficient for ECI-sensitive (generally non-US investors) and UBTI-sensitive investors (U.S. tax exempt investors) – RICs can be structured as semi-liquid vehicles allowing for new investments and periodic, limited liquidity via redemptions or tender offers typically equal to 5% per quarter of the BDC’s or Interval Fund’s common shares outstanding – For some investors, additional investments in perpetual vehicles may be less onerous to underwrite as compared to new commitments to new funds (due diligence, legal review, investment committee approvals, etc.) • TCW Private Credit proposes to conduct a Split-Off Transaction to establish a new private, perpetual BDC, TCW Specialty Lending LLC (the “Perpetual BDC”): – Per the Exchange Offer, TCW proposes that DL VIII Unitholders would tender their Units in exchange for units of the Perpetual BDC (the “Proposal”) – 25% of DL VIII’s unitholders must tender their units in the Exchange Offer in order to proceed with the Split-Off Transaction – When established, the Perpetual BDC would be able to make new investments with existing capital and by accepting new investors – Unitholders that do not tender their units in the Exchange Offer would remain Unitholders in DL VIII (the “Continuing Wind-Down BDC”) which will wind down in accordance with its organizational documents – Simultaneous with the share issuance by the Perpetual BDC, DL VIII would transfer to the Perpetual BDC a pro rata portion of each of DL VIII’s assets, liabilities and capital commitments, including each of DL VIII’s portfolio investments, in proportion to the percentage of Units tendered by electing Unitholders and accepted for exchange FOR DISCUSSION PURPOSES ONLY 4

DL VIII Split-Off Transaction Opportunity for DL VIII Investors • It is proposed that investors in the Perpetual BDC would receive: – A reduction in management fees from 1.25% on deployed to 1.25% on net asset value (this equates to a management fee on deployed of approximately 0.69% based on a leverage profile of 0.8x) – A reduction in performance fees from 15% to 12.5% with a 6% hurdle – Pro forma for the reductions in management fees to 1.25% on NAV and performance fees to 12.5%, DL VIII’s cumulative 1 pro forma net IRR would increase to approximately 14.3% vs. 13.2% as of September 30, 2025 • Perpetual BDC investors would maintain the attractive investment profile of DL VIII with improved economics and have the opportunity to invest new capital with an SMA-like experience (improved MOIC via recycling) • Perpetual BDC investors avoid the higher expense ratios for LPs during ramp-up and wind-down of closed-end funds • Future add-ons in the Perpetual BDC may be less onerous for existing investors to underwrite as compared to new commitments to new funds 1 Reflects reduction of management fee to 1.25% on NAV (excluding leverage) and performance fee to 12.5% FOR DISCUSSION PURPOSES ONLY 5

DL VIII Split-Off Transaction Opportunity for DL VIII Investors • Following the Split-Off Transaction, the Perpetual BDC is expected offer limited liquidity beginning in Q2 2027 via a tender offer structure, providing investors with the ability to redeem up to 5% per quarter of the Perpetual BDC’s total outstanding shares • Upon the Split-Off of the Perpetual BDC, the Perpetual BDC will be able to make new investments with existing capital and by accepting new investors on a quarterly basis • DL VIII investors that exchange their shares as part of the Proposal may also increase their commitments to the Perpetual BDC • Along with the reduction of DL VIII’s management and performance fees in the Perpetual BDC, TCW will crystallize the accrued DL VIII performance fee attributable to the Perpetual BDC’s investments. TCW will re-invest all after-tax proceeds from the crystalized performance fee into the Perpetual BDC to be utilized for new investments for a minimum of 5 years – This performance fee crystallization will not apply to the portion of DL VIII that will continue to wind-down FOR DISCUSSION PURPOSES ONLY 6

DL VIII Split-Off Transaction Continuing Wind-Down BDC Considerations • Unitholders that vote against, or abstain from voting on, the Proposal would be voting in favor of remaining as Unitholders in DL VIII which will wind-down (“Continuing Wind-Down BDC Investors”) in accordance with DL VIII’s organizational documents – Such Continuing Wind-Down BDC Investors will continue to harvest their investment in the ordinary course as investments are repaid/exited – DL VIII’s ongoing expense limitations of 12.5 basis points of the greater of total commitments or total assets computed annually for company expenses will continue to apply to DL VIII adjusted for the reduction in total commitments and totals assets post Split-Off – Unitholders may also be offered the opportunity to exit DL VIII via a sale based on investor demand which the Private Credit Group will help facilitate FOR DISCUSSION PURPOSES ONLY 7

DL VIII Split-Off Transaction Process and Timeline – January 14th, 2026 – Launch Exchange Offer th – February 20 , 2026 – Exchange Offer Expiration Date. A shareholder choosing to tender shares for exchange must provide TCW notice of its desire to do so by properly completing the Letter of Transmittal and signing a New Subscription Agreement by February 20, 2026. – April 1st, 2026 - Exchange Offer Settlement and Split-off Transaction Completion: The pro rata portion of investments from shareholders voting in favor of the Split-Off will be transferred to Perpetual BDC and Perpetual BDC will begin making new investments independently from DL VIII which will continue to wind down in accordance with its organizational documents FOR DISCUSSION PURPOSES ONLY 8

TCW Specialty Lending, LLC (the “Perpetual BDC”) Summary of Terms The Company: TCW Specialty Lending LLC, a Delaware limited liability company (the “Company” or the “Perpetual BDC”). The Company is being formed as an extension fund for TCW Direct Lending VIII LLC (“DL VIII”). Adviser and TCW Asset Management Company LLC (the “Adviser”). Administrator: Investment The Company is a direct lending vehicle that will seek to generate attractive risk-adjusted returns primarily through Strategy: direct investments in senior secured loans to middle market companies or other issuers. The Company’s investment strategy will be substantially similar to the investment strategy of DL VIII and the Company will invest alongside other Specialty Lending funds and accounts, including DL VIII’s successor fund, TCW Specialty Lending IX LLC. Leverage Asset coverage of up to 150% Term: The Company intends to be a private, perpetual-life BDC, which is a BDC whose interests are not listed – and are not expected in the future to be listed – on a stock exchange or other securities market. Management Fee: 1.25% on the Net Asset Value (excludes leverage) / Equivalent of 0.69% on cost assuming 0.8x target leverage ratio Incentive Fee: 12.5% Incentive Fee; 6% Hurdle Repurchase Beginning in the second quarter of 2027 and at the discretion of the Perpetual BDC’s majority-independent board of Program: directors, the Company intends to commence a repurchase program in which it would repurchase, in each quarter, up to 5% of the outstanding units as of the close of the previous calendar quarter. FOR DISCUSSION PURPOSES ONLY 9